EXHIBIT 99.1

American Eagle Outfitters

To Assume Operation of Six Existing Stores

in China and Hong Kong;

Exits License Agreement

Consistent with Company's Long Term Global Growth Strategy

Pittsburgh - February 4, 2013 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that it has agreed to a mutual termination of its license agreement in China, Hong Kong and surrounding markets with Dickson Concepts (International) Limited. Consistent with its long-term global expansion strategy and the importance of this market, the company took the opportunity to exit its agreement and will assume operation of six existing stores in China and Hong Kong.

"As we look toward future global expansion, Greater China presents an important growth market with sizeable economic potential, where a company-owned model is preferred for our brands. We thank Dickson Poon and his team for their contributions these past few years," said CEO, Robert Hanson.  "Our global expansion plans include a blend of company-owned stores, joint ventures and licensed agreements. We believe this approach will provide the very best brand and product driven omni-channel customer experience, while also providing strong returns to our shareholders."

American Eagle Outfitters will be opening company-owned stores in Mexico and licensed stores in the Philippines beginning this month, and has successfully licensed stores in Japan, Russia, Eastern Europe, Israel and the Middle East. American Eagle Outfitters currently has international presence in 13 countries and ships online to 77 countries.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters and Aerie brands. The company operates more than 1,000 stores in North America, and ships to 77 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 50 international franchise stores in 13 countries. For more information, please visit www.ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding our global expansion strategy. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:      American Eagle Outfitters Inc.

Judy Meehan 412-432-3369